Exhibit 99.1

Witness Systems Announces Quarterly Results


    ATLANTA--(BUSINESS WIRE)--xx--

    --  Increases revenue 91 percent from 2003
    --  Reports earnings above guidance
    --  Raises guidance for remainder of 2004

    Witness Systems (NASDAQ: WITS), a global provider of performance optimization software and services, today announced financial results for the quarter ended March 31, 2004. Revenue was $33.0 million, compared to $17.2 million in the first quarter of 2003. Excluding hardware, first quarter revenue was $30.7 million. Under generally accepted accounting principles (GAAP), net income in the first quarter was $470,000 or $0.02 per share, compared to a loss of $0.49 per share in the first quarter of last year when the acquisition of Eyretel was completed.
    "Witness Systems is off to a great start in 2004, continuing the momentum we saw in the second half of last year," said Dave Gould, CEO of Witness Systems. "New products, especially those addressing the emerging VoIP marketplace and contact center e-learning, have contributed to our growth. According to Tern Systems, our market share in call center quality monitoring exceeded 47 percent during 2003, a validation of our leadership position."

    Adjusted Results from Operations

    The company's internal reporting and performance measurement programs are established on a basis that excludes certain non-cash and acquisition-related charges required under GAAP. The company believes these adjusted results provide a better representation of current operating performance. Adjusted results from operations are considered supplemental information and are not intended to be a substitute for the financial results reported under GAAP. Specifically, the adjustments and their impact on reported GAAP revenue and earnings are as follows:



                                      Three Months     Three Months
                                          Ended            Ended
                                      March 31, 2004   March 31, 2003
                                     ---------------- ----------------
                                     Revenue    EPS   Revenue    EPS
                                     -------- ------- -------- -------
                                              (in thousands,
                                          except per share data)

GAAP results                         $32,952  $ 0.02  $17,228  ($0.49)
Amortization of intangible assets
 included in cost of revenue               -    0.05        -    0.00
Amortization of intangible assets
 included in operating expenses            -    0.02        -    0.01
Merger related and restructuring
 costs                                     -    0.01        -    0.09
Acquired in-process research and
 development charges                       -       -        -    0.36
Difference between income taxes and
 pro forma tax expense at 36%              -   (0.03)       -    0.01
                                     -------- ------- -------- -------
Adjusted results (non-GAAP)          $32,952  $ 0.07  $17,228  ($0.02)
                                     ======== ======= ======== =======


    New Offering for Optimizing Back Office Processes

    "During the quarter, we continued our strategy of being the leader in innovation, enabling customers to optimize their workforce performance. We introduced a new offering, eQuality(R) Office, which helps organizations audit critical business functions to better understand the inter-departmental impact that back office functions have on customer service and satisfaction," continued Gould. "We now provide organizations with the ability to determine the underlying reasons for calls into the contact center. Using our products, companies can identify inadequate back office functions, such as processing delays, data entry errors and billing mistakes, that are the root cause of unnecessary repeat calls into the call center. Combined with our core eQuality application suite for the contact center, we now deliver an expanded set of software and services for performance improvement throughout the customer service value chain."

    Customers Select and Recognize eQuality Suite

    During the first quarter, Witness Systems added 59 new customers, many of which licensed the company's industry-leading Voice over Internet Protocol (VoIP) software, eQuality ContactStore for IP. Also during the quarter, eQuality was recognized as the "Best Global Recording and Quality Monitoring Solution" on the market, according to ContactCenterWorld.Com, which recognizes the best companies, solutions and software for contact centers as voted for by their customers.
    "Significantly, winners for this award were selected by the end users that leverage the technology on a daily basis, showcasing the value of our solutions to existing customers," said Gould. "Our performance and market leadership position are a result of our internal investment and growth strategy - from customer support investments at almost twice the industry average, which enhances follow-on revenue from satisfied customers, to investing 15 percent of revenue in R&D, which allows us to continue to broaden our product suite, and new channel partnerships that extend our global footprint."

    Financial Outlook for 2004

    "We experienced solid operating results during the quarter. Our adjusted earnings of $0.07 per share exceeded our guidance range of $0.04 to $0.06 per share due to stronger than expected revenues. Furthermore, we increased our cash position from $41 million to $48 million," said William Evans, CFO for Witness Systems. "Based on our solid performance over the past three quarters and confidence in our business, we are upwardly adjusting our financial outlook for the full year 2004. This success also enables us to make strategic investments to help ensure sustainable, long-term growth."
    The company currently expects to achieve second quarter revenue, excluding hardware, in the range of $31 to $32 million and adjusted earnings of $0.08 or $0.09 per share. For the year, the company anticipates revenue in the range of $125 million to $130 million and adjusted earnings of $0.30 to $0.35 per share. This guidance includes the effect of an investment of approximately $5 million to expand its development capabilities in Asia-Pacific. The investment, which will include duplicative ramp-up, training and severance costs, is expected to be complete by the end of 2004. On a GAAP basis, the company expects to report earnings for the year of $0.15 to $0.20 per share.

    Earnings Announcement Conference Call Details

    Witness Systems will conduct a live broadcast of the company's quarterly conference call that will be available online at www.streetevents.com or www.witness.com beginning at 5 p.m. ET on Thursday, April 22, 2004. The online replay will be available at approximately 7 p.m. ET.

    About Witness Systems

    Witness Systems (NASDAQ: WITS) provides the contact center industry's first integrated performance optimization software suite to help global enterprises capture customer intelligence and optimize workforce performance. The browser-based eQuality(R) software is comprised of compliance, high-volume and business-driven recording solutions for customer contact centers and IP telephony, as well as performance analysis and e-learning applications. The closed-loop suite enables companies to capture and retrieve, learn and train, and report and analyze customer interactions and back office transactions to develop staff, generate revenue, reduce costs, and achieve greater customer retention and loyalty. An integrated business consulting, implementation and training methodology provides services to support an effective, rapid deployment of eQuality that enables organizations to maximize their return on investment. For additional information about Witness Systems and its eQuality software suite, visit www.witness.com.

    Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that statements in this release include historical and forward-looking statements relating to Witness Systems, as well as non-GAAP financial information. Numerous factors affect our operating results and may cause actual results to differ materially from those indicated in this or any other disclosure, and there can be no assurance that future results will meet expectations. Specific risks include, but are not limited to, fluctuations in customer demand, timing of orders for the company's products and services, market acceptance of products and the effect of macro-economic trends on the company's business. There are also risks associated with rapid technology changes, foreign currency fluctuations, and the management of our business. During the first quarter of 2003, we completed the acquisition of Eyretel. There are specific risks related to acquisitions. Our ability to conduct acquisitions and properly manage the integration is unproven. If we fail to properly execute acquisitions, it may seriously harm our business and operating results. In making acquisitions, we face a number of risks including identifying suitable acquisition candidates, performing adequate due diligence, identifying potential liabilities, forecasting the financial impact of an acquisition, assessing the impact of non-US GAAP accounting on operating results, effectively integrating the acquired company to achieve the expected synergies and negotiating acceptable terms for acquisitions. Additional risks include, but are not limited to the potential distraction of management, diversion of resources, business disruption, the ability to retain and motivate key employees of the acquired company, maintaining good relations with the customers of the acquired company and managing operations that may be located far from the company's current headquarters. Investors are cautioned that these forward-looking statements are not guarantees of future performance, and we undertake no obligation to update these statements. Our actual results may differ materially from expectations. A more complete summary of these and other investment risks that may affect our business and results of operations are identified under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-K for the period ended December 31, 2003 and any other reports filed from time to time with the Securities and Exchange Commission.

    eQuality and the Witness logo are trademarks of Witness Systems, Inc. in the United States and other countries. All other trademarks mentioned in this document are the property of their respective owners.



                        WITNESS SYSTEMS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                       (dollars in thousands)

                                              March 31,   December 31,
                                                2004         2003
                                            ------------ ------------
                                             (unaudited)

Cash and cash equivalents                   $    37,157  $    30,717
Short-term investments                           11,181       10,155
Accounts receivable, net                         28,347       31,707
Other current assets                              6,337        3,882
                                            ------------ ------------
     Total current assets                        83,022       76,461
Property and equipment, net                       5,726        6,141
Intangible assets, net                           15,237       20,083
Other assets                                      1,169        1,606
                                            ------------ ------------
     Total assets                           $   105,154  $   104,291
                                            ============ ============

Accounts payable and accrued liabilities    $    24,312  $    27,227
Deferred revenue                                 21,148       19,966
                                            ------------ ------------
     Total current liabilities                   45,460       47,193
Deferred tax liability                              282        3,197
Other long-term liabilities                       4,443        3,906
                                            ------------ ------------
     Total liabilities                           50,185       54,296
                                            ------------ ------------
     Total stockholders' equity                  54,969       49,995
                                            ------------ ------------
     Total liabilities and stockholders'
      equity                                $   105,154  $   104,291
                                            ============ ============




                        WITNESS SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                  -------------------
                                                     2004       2003
                                                  --------  ---------
Revenue:
  Product                                         $13,902  $   6,667
  Services                                         19,050     10,561
                                                  -------- ----------
     Total revenue                                 32,952     17,228
Cost of revenue:
  Product                                           3,910        862
  Services                                          7,936      3,654
                                                  -------- ----------
     Total cost of revenue                         11,846      4,516
                                                  -------- ----------
     Gross profit                                  21,106     12,712
Operating expenses:
  Selling, general and administrative              15,539     10,363
  Research and development                          4,875      3,799
  Merger related and restructuring costs              368      1,964
  Acquired in-process research and development
   charges                                              -      7,840
                                                  -------- ----------
     Total operating expenses                      20,782     23,966
                                                  -------- ----------
     Operating income (loss)                          324    (11,254)
Interest and other income, net                        171        525
                                                  -------- ----------
     Income (loss) before provision for income
      taxes                                           495    (10,729)
Provision for income taxes                             25         84
                                                  -------- ----------
     Net income (loss)                            $   470   ($10,813)
                                                  ======== ==========

Diluted net income (loss) per share               $  0.02     ($0.49)
                                                  ======== ==========

Shares used in computing diluted net income
 (loss) per share                                  26,517     21,903


    CONTACT: Witness Systems, Atlanta
             William Evans, 770/754-1915
             bevans@witness.com
             or
             Ryan Hollenbeck, 770/754-1962
             rhollenbeck@witness.com